                                                                    EXHIBIT 12-1


              MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (THOUSANDS OF DOLLARS)





                                                  Twelve Months
                                                    Ended                         Year  Ended  December 31,
                                               September 30, 1996  ---------------------------------------------------------------
                                               ------------------  1995         1994            1993          1992          1991
                                                                   ---------------------------------------------------------------

EARNINGS AS DEFINED (1)
Pre-tax income (2)                                   $132,421    $112,727     $ 89,707       $ 93,315       $ 76,615      $ 57,151
Fixed charges                                          50,610      45,637       39,663         36,231         38,489        37,283
                                                     --------    --------     --------       --------       --------      --------
 Earnings as defined                                 $183,031    $158,364     $129,370       $129,546       $115,104      $ 94,434
                                                     --------    --------     --------       --------       --------      --------

FIXED CHARGES AS DEFINED (1)
Interest on long-term debt                           $ 40,415    $ 35,820     $ 27,948       $ 25,594       $ 27,927      $ 23,224
Interest on other borrowed funds                        7,620       7,053        9,093          7,961          8,044        11,756
Amortization of debt discounts, premium
 and expense                                            1,077         996          950          1,057            763           607
Interest implicit in rentals (3)                        1,498       1,768        1,672          1,619          1,755         1,696
                                                     --------    --------     --------       --------       --------      --------
 Fixed charges as defined                            $ 50,610    $ 45,637     $ 39,663       $ 36,231       $ 38,489      $ 37,283
                                                     --------    --------     --------       --------       --------      --------

Ratio of Earnings to Fixed Charges                       3.62        3.47         3.26           3.58           2.99          2.53
                                                     --------    --------     --------       --------       --------      --------


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Notes:
(1) Earnings and fixed charges are defined and computed in accordance with instructions for Item 3 of Form S-3.
(2) This amount represents the aggregate of (a) the pre-tax income of MichCon, (b) MichCon's share of pre-tax income of its 50% owned companies and (c) any income actually received from less than 50% owned companies.
(3) This amount is estimated to be a reasonable approximation of the interest portion of rentals.

MichCon is a guarantor of certain other debt. Fixed charges related to such debt are deemed to be immaterial and therefore have been excluded from the above ratios.